EXHIBIT 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: **Sadot Group Inc.** Entity or Nevada Business Identification Number (NVID): E2432622019-7
2. Restated or Amended and Restated Articles: *(Select one)* *(If amending and restating only, complete section 1,2 3, 5 and 6.)*	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ____________ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles ** Restated or Amended and Restated Articles must be included with this filing type.*
3. Type of Amendment Filing Being Completed: *(Select only one box)* *(If amending, complete section 1, 3, 5 and 6.)*	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued ☒ **Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)** The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: [●] % Or ☐ No action by stockholders is required, name change only. ☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ____________________________ Jurisdiction of formation: ____________________________ Changes to take the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) _________________________ ** Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporation's creation.*

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: ____________________ Time: ____________________ *(must not be later than 90 days after the certificate is filed)*
5. Information Being Changed: (Domestic corporations only)	Changes to take the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ **The authorized shares have been amended.** ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. *The articles have been amended as follows: (provide article numbers, if available)* **Article 3 – authorized Common Stock increased from 12,500,000 to 1,000,000,000 shares.** *(attach additional page(s) if necessary)*
6. Signature: (Required)	X ______________________________________ Signature of Officer or Authorized Signer Chief Executive Officer X ______________________________________ Signature of Officer or Authorized Signer Title **If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.*

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

The articles of incorporation of the Corporation are hereby amended by replacing Article 3, in its entirety, with the following:

ARTICLE 3: "The aggregate number of shares which the Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000) shares of capital stock consisting of One Billion (1,000,000,000) shares of common stock, par value $0.0001 per share ("Common Stock") and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share ("Preferred Stock"). (See Exhibit A)

The authority to issue the Preferred Stock shall be vested in the board of directors. The board of directors, without shareholder action, may amend the Corporation's Articles of Incorporation pursuant to Section 78.195 and Section 78.1955 of the Nevada Revised Statutes to:

(i) create one or more series of Preferred Stock, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(ii) alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or

(iii) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of the series.

The preferences, limitations, and relative rights of the Preferred Stock or any series of the Preferred Stock may include, but is not limited to, Preferred Stock that (a) has special, conditional or limited voting rights, or no right to vote; (b) is redeemable or convertible; (c) entitles the holders to distributions calculated in any manner, including dividends that may be cumulative, non-cumulative, or partially cumulative; (d) and Preferred Stock that has preference over the Common Stock with respect to distributions, including dividends and distributions upon the dissolution of the corporation. The above-described authority of the board of directors to fix and determine may be exercised by corporate resolution from time to time as the board of directors sees fit."

Each certificate of designation previously filed with respect to any series of Preferred Stock remains in full force and effect and is not affected by this amendment.